EXHIBIT 99.1
CORCEPT THERAPEUTICS ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2024 AUDITED FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE
•2024 revenue of $675.0 million, a 40 percent increase over 2023
•2025 revenue guidance of $900 – $950 million
•2024 net income of $141.2 million, a 33 percent increase over 2023
•Cash and investments of $603.2 million as of December 31, 2024
REDWOOD CITY, Calif., (February 26, 2025) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter and year ended December 31, 2024.
Financial Results
“Once again, we had a record number of new Korlym® prescribers and a record number of patients receiving Korlym in the quarter. Physicians are increasingly aware of hypercortisolism’s true prevalence and the poor health outcomes for patients who go untreated. Screening is becoming more common and the number of patients receiving appropriate care continues to increase. We are confident that our Cushing’s syndrome business will grow for many years,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s fourth quarter 2024 revenue was $181.9 million, compared to $135.4 million in the fourth quarter of 2023. Revenue for the full year was $675.0 million, compared to $482.4 million in 2023.
Net income was $30.7 million in the fourth quarter, or $0.26 diluted net income per common share, compared to net income of $31.4 million, or $0.28 diluted net income per common share, in the fourth quarter of 2023. Net income was $141.2 million for the full year, or $1.23 diluted net income per common share, compared to net income of $106.1 million, or $0.94 diluted net income per common share, in 2023.
Cash and investments were $603.2 million at December 31, 2024 compared to $425.4 million at December 31, 2023. In 2024, Corcept paid $38.0 million to purchase its common stock pursuant to the company’s stock repurchase program, net exercise of employee stock options and net vesting of restricted stock grants.
Clinical Development
“We made substantial progress in all of our clinical development programs in 2024,” added Dr. Belanoff. “We submitted a New Drug Application (NDA) for our proprietary, selective cortisol modulator, relacorilant, as a treatment for hypercortisolism, based on compelling results from our GRACE, GRADIENT, long-term extension and Phase 2 studies. Our CATALYST study demonstrated that hypercortisolism is much more common than previously assumed in patients with difficult-to-control diabetes and that treatment with a cortisol modulator can significantly improve their glucose control. We expect data from ROSELLA, our pivotal study in women with platinum-resistant ovarian cancer, this quarter.”
Hypercortisolism (Cushing’s Syndrome)
•Relacorilant for patients with hypercortisolism – NDA submitted in December 2024
•GRACE – Pivotal Phase 3 trial of relacorilant in 152 patients with all etiologies of hypercortisolism – primary endpoint achieved in randomized withdrawal phase; open-label phase demonstrated clinically meaningful improvements in a broad range of hypercortisolism signs and symptoms; relacorilant was well-tolerated, consistent with its known safety profile, with no cases of endometrial hypertrophy or drug-induced vaginal bleeding, relacorilant-induced hypokalemia, adrenal insufficiency or QT prolongation

•GRADIENT – Supportive data for NDA – Patients treated with relacorilant exhibited clinically meaningful improvements in a broad range of hypercortisolism signs and symptoms in randomized, double-blind, placebo-controlled, Phase 3 trial in 137 patients with hypercortisolism caused by adrenal gland pathology; relacorilant was well-tolerated, consistent with its known safety profile, including no cases of endometrial hypertrophy or drug-induced vaginal bleeding, relacorilant-induced hypokalemia, adrenal insufficiency or QT prolongation
•Phase 3 long-term extension study – Supportive data for NDA – clinically meaningful and durable cardiometabolic improvements exhibited in 116 patients who completed the GRACE, GRADIENT or Phase 2 relacorilant studies, with no new or notable safety signals observed; treatment duration of up to six years
•CATALYST Part 1 – Of 1,057 patients with difficult-to-control type 2 diabetes, 23.8 percent were found to have hypercortisolism
•CATALYST Part 2 – Primary endpoint met in randomized, double-blind, placebo-controlled study of 136 patients identified with hypercortisolism in CATALYST Part 1; patients who received Korlym exhibited a clinically meaningful and statistically significant improvement in hemoglobin A1c, with a decrease from baseline of 1.47 percent compared to a decrease of 0.15 percent in patients who received placebo (p-value: < 0.0001); safety profile of Korlym in this study was consistent with the medication’s label; no new adverse events were observed
•MOMENTUM – 1,000-patient trial examining the prevalence of hypercortisolism in patients with resistant hypertension to begin this quarter
“The positive results from our pivotal GRACE study, and confirmatory evidence from our GRADIENT, long-term extension and Phase 2 studies, provide powerful support for relacorilant’s NDA in hypercortisolism. Patients in these studies experienced clinically significant improvements in a wide array of hypercortisolism’s signs and symptoms, without the off-target effects and toxicities that accompany currently available treatments. Relacorilant’s strong efficacy and safety profile positions it to become the new standard of care for patients with hypercortisolism,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer.
“CATALYST is a landmark study that will change the way physicians treat some of their sickest patients. Its findings are striking: One-in-four patients whose type 2 diabetes resists treatment with the best available medications have hypercortisolism and hyperglycemia in these patients responds powerfully to treatment with a cortisol modulator,” added Dr. Guyer. “We plan to build on these findings. Our MOMENTUM study will establish the prevalence of hypercortisolism in patients with resistant hypertension.”
Oncology
•ROSELLA – Results expected this quarter from pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in 381 patients with platinum-resistant ovarian cancer
•Early-stage prostate cancer – Enrollment continues in randomized, placebo-controlled, Phase 2 trial of relacorilant plus enzalutamide in patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
“If ROSELLA replicates the positive results of our large, controlled, Phase 2 study, it will constitute a major medical advance and serve as the basis for relacorilant’s next NDA. We expect progression-free survival results this quarter,” said Dr. Guyer. “Relacorilant has the potential to become the standard of care for patients with platinum-resistant ovarian cancer.”
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – In a randomized, double-blind, placebo-controlled Phase 2 study in 249 patients with ALS, dazucorilant did not meet its primary endpoint of improvement in the ALS Functional Rating Scale-Revised (ALSFRS-R); a statistically significant improvement in overall survival at week 24 was observed;

an open-label, long-term extension study is ongoing and one-year overall survival results are expected in the second quarter
“ALS is a devastating disease, with few good treatment options. In DAZALS, patients who received dazucorilant did not show improvement in the ALS Functional Rating Scale-Revised (ALSFRS-R), which was the study’s primary endpoint. An improvement in overall survival was observed at week 24 of the study – no deaths (0 of 83 patients) were observed in the 300 mg dazucorilant arm, compared to 5 deaths (5 of 82 patients) in the placebo group (p-value: 0.02). The open-label, long-term extension study is ongoing and we expect one-year overall survival results in the second quarter,” said Dr. Guyer.
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment continues in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in 120 patients with biopsy-confirmed MASH and in 75 patients with presumed MASH
“In our Phase 1b study, miricorilant reduced liver fat very rapidly, improved liver health and key metabolic and lipid measures and was well-tolerated. We look forward to building on these promising results in our MONARCH study,” said Dr. Guyer.
Conference Call
We will hold a conference call on February 26, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept’s focus on cortisol modulation and its potential to treat patients with a wide variety of serious disorders has led to the discovery of more than 1,000 proprietary selective cortisol modulators. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.
In this press release, forward-looking statements include those concerning: trends in medical practice, including trends regarding the identification and treatment of patients with hypercortisolism; our 2025 revenue guidance and factors that may affect our revenue and continued revenue growth, such as increased uptake or price reductions in competing medications, including generic versions of Korlym, and the performance of our third-party pharmacy and other vendors; relacorilant as a treatment for patients with hypercortisolism and solid tumors, dazucorilant as a treatment for patients with ALS, miricorilant as a treatment for patients with MASH; the timing and outcome of relacorilant’s NDA in hypercortisolism; the timing and outcome of our CATALYST, MOMENTUM, ROSELLA, DAZALS and MONARCH trials and their impact on patient care and Corcept’s commercial prospects; and the accrual and attributes of our clinical data. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2024	December 31, 2023(1)
	(Unaudited)
Assets
Cash and investments	$603,165	$425,397
Trade receivables, net of allowances	53,976	41,123
Insurance recovery receivable related to Melucci litigation	—	14,000
Inventory	15,995	15,974
Operating lease right-of-use asset	5,324	120
Deferred tax assets, net	130,914	90,605
Other assets	31,179	34,298
Total assets	$840,553	$621,517
Liabilities and Stockholders’ Equity
Accounts payable	$15,376	$17,396
Accrued settlement related to Melucci litigation	—	14,000
Operating lease liabilities	6,936	151
Other liabilities	138,652	83,265
Stockholders’ equity	679,589	506,705
Total liabilities and stockholders’ equity	$840,553	$621,517

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Product revenue, net	$181,890	$135,405	$675,040	$482,375

Operating expenses
Cost of sales	2,956	1,876	10,882	6,481
Research and development	70,300	54,707	246,887	184,353
Selling, general and administrative	83,372	47,152	280,320	184,259
Total operating expenses	156,628	103,735	538,089	375,093
Income from operations	25,262	31,670	136,951	107,282
Interest and other income	6,698	5,139	24,542	17,275
Income before income taxes	31,960	36,809	161,493	124,557
Income tax expense	(1,214)	(5,454)	(20,284)	(18,417)
Net income	$30,746	$31,355	$141,209	$106,140

Net income attributable to common stockholders	$30,395	$31,138	$139,733	$105,496

Basic net income per common share	$0.29	$0.30	$1.35	$1.02

Diluted net income per common share	$0.26	$0.28	$1.23	$0.94

Weighted-average shares outstanding used in computing net income per common share
Basic	103,643	102,455	103,232	103,560
Diluted	118,459	110,886	113,480	111,742

CONTACT:
Investor inquiries:
ir@corcept.com
Media inquiries:
communications@corcept.com
www.corcept.com